As filed with the Securities and Exchange Commission on May 15, 2018

Registration No. 333-216814

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVEXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	90-1038273
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2275 Half Day Rd, Suite 200

Bannockburn, Illinois 60015

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Sean P. Nolan

President and Chief Executive Officer

2275 Half Day Rd, Suite 200

Bannockburn, Illinois 60015

(847) 572-8280

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael B. Johannesen General Counsel and Chief Compliance Officer AveXis, Inc. 2275 Half Day Rd, Suite 200 Bannockburn, Illinois 60015 (847) 572-8280	Divakar Gupta Darren DeStefano Madison Jones Cooley LLP 1114 Avenue of the Americas New York, New York 10036 (212) 479-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement (No. 333-216814) filed by AveXis, Inc. (the “Company”) on Form S-3 (the “Registration Statement”). The Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to withdraw and remove from registration the unissued and unsold securities issuable by the Company pursuant to the Registration Statement.

On April 6, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Novartis AG, a company organized under the laws of Switzerland (“Parent”), and Novartis AM Merger Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”). On May 15, 2018, pursuant to the Merger Agreement, Purchaser merged with and into the Company (the “Merger”), with the Company surviving as an indirect wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bannockburn, State of Illinois, on this 15th day of May, 2018. No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

AVEXIS, INC.

By:	/s/ Sean P. Nolan
Sean P. Nolan
President and Chief Executive Officer

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